Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Executive Retirement

Calgary, Alberta - July 3, 2008 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) today reported that Mr. Ron Hietala is retiring from the company and has resigned as a director and officer of the Company and its subsidiaries effective June 30, 2008. Mr. Hietala has agreed to assist the Company as a consultant for the balance of this year on all technical and strategic matters. In conjunction with this resignation, Mr. Howard Anderson, P.Eng., has been appointed President of the Company’s operating subsidiaries effective immediately. Mr. Anderson will continue in his current role as Vice-President Engineering and Chief Operating Officer of Triangle.

Mark Gustafson, Chairman and CEO of Triangle, states “Howard’s experience at Imperial Oil, Canadian Hunter and Rockyview makes him ideally suited to assume Ron’s role for our shale gas projects. Ron has been my business partner for three years and we wish him the very best in all his future endeavors. Ron was directly responsible for the Company’s strategy which resulted in two shale gas projects totaling 584,000 gross acres in the Maritimes Basin being secured in 2007.”

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects covering 584,000 gross acres in the Maritimes Basin in Nova Scotia and New Brunswick. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

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